Exhibit 99.1

Execution Version

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of February 23, 2015, is entered into by and among Alan Kestenbaum (“Stockholder”) and Grupo Villar Mir, S.A.U., a Spanish public limited liability company in the form of a sociedad anónima (“Grupo VM”).

WHEREAS, contemporaneously with the execution of this Agreement, Globe Specialty Metals, Inc., a Delaware corporation (“GSM”), Grupo VM, Grupo FerroAtlántica, S.A.U., a Spanish public limited liability company in the form of a sociedad anónima and wholly-owned subsidiary of Grupo VM (“FA”), VeloNewco Limited, a private limited company incorporated under the laws of England and wholly-owned subsidiary of Grupo VM (“Holdco”), and Gordon Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Holdco (“Merger Sub”), are entering into a Business Combination Agreement, dated as of the date hereof (the “Business Combination Agreement”), providing among other things, that, on the Closing Date (a) Holdco shall acquire from Grupo VM all of the issued and outstanding ordinary shares (acciones), nominal value €1,000 per share (the “FA Shares”), of FA (the “Stock Exchange”); and (b) following the consummation and implementation of the Stock Exchange, Merger Sub shall merge with and into GSM, with GSM surviving the merger as a wholly-owned subsidiary of Holdco (the “Merger” and, together with the Stock Exchange and the other transactions contemplated by the Business Combination Agreement, the “Transactions”);

WHEREAS, as a condition of and inducement to the willingness of FA and Grupo VM to enter into the Business Combination Agreement, Grupo VM has required that Stockholder enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

1.   Certain Definitions. For the purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in this Section 1 or in the Business Combination Agreement, as applicable.

“affiliate” has the meaning set forth in the Business Combination Agreement; provided, however, that GSM shall be deemed not to be an affiliate of Stockholder.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Covered Shares” means all shares of GSM Common Stock that are from time to time beneficially owned by Stockholder or any of its affiliates.

“DGCL” means the Delaware General Corporation Law, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor rule or regulation.

“person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity or group (as defined in Section 13(d) of the Exchange Act).

“Rule 10b5-1 Plan” shall mean a trading plan adopted by a person that is intended to comply with the requirements of Rule 10b5-1 promulgated by the Securities and Exchange Commission under the Exchange Act.

“Transfer” means (i) when used as a verb, to offer, transfer, sell, assign, gift or otherwise dispose of any beneficial ownership of any Covered Shares, whether directly or indirectly, and (ii) when used as a noun, a direct or indirect offer, transfer, sale, assignment, gift or other disposition of any beneficial ownership of any Covered Shares, in each case, whether by operation of Law, Contract or by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise.

2.   Stockholder Voting. (a) At any meeting of the shareholders of GSM, however called, or at any adjournment or postponement thereof, or in any other circumstance in which the vote or other approval of the shareholders of GSM is sought, Stockholder shall, and shall cause any other holder of record of Covered Shares to, (i) appear at each such meeting or otherwise cause all Covered Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted) all Covered Shares (A) in favor of the adoption of the Business Combination Agreement and the approval of each of the other actions contemplated by the Business Combination Agreement and this Agreement, and (B) in favor of any adjournment or postponement permitted by Section 7.3(b)(i) of the Business Combination Agreement with respect to any shareholder meeting with respect to the transactions contemplated by the Business Combination Agreement.

(b) Stockholder shall not, and shall cause any other holder of record of Covered Shares not to, and shall cause its Representatives not to, vote (or cause to be voted) any Covered Shares in favor of any Alternative Acquisition Agreement, or enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any Covered Shares that is inconsistent with Stockholder’s voting obligations under this Agreement.

3.   Other Covenants. (a) Except as expressly permitted by this Agreement, Stockholder shall not, and shall cause any other holder of record of Covered Shares not to, directly or indirectly, Transfer, commit or agree to Transfer, consent to or permit any Transfer of, or enter into any contract, option, call or other arrangement with respect to the Transfer (including any profit-sharing or other derivative arrangement) of any Covered Shares (including any voting rights or other interests therein).

(b) Notwithstanding the foregoing, the restrictions set forth in the foregoing clause (a) shall not prohibit (i) any Transfer of Covered Shares pursuant to a Rule 10b5-1 Plan in effect on the date of this Agreement, (ii) any Transfers of not more than 900,000 Covered Shares in the aggregate (less any Covered Shares Transferred pursuant to clause (i) above) or (iii) any Transfer upon the death or permanent disability of Stockholder to any spouse, lineal descendant, sibling, lineal descendant of any sibling, parent, heir, executor, administrator, testamentary trustee, legatee or beneficiary of Stockholder, or any trust, the beneficiaries of which consist solely of any one or more of the persons (including such Stockholder) specified in this clause (iii).

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(c) Stockholder shall not, and shall cause any other holder of record of Covered Shares not to, and shall cause its Representatives not to, solicit, initiate or knowingly encourage (including by way of furnishing non-public information) or take any other action intended to facilitate the making of any proposal which constitutes, or would reasonably be expected to lead to, any Competing Proposal or the Transfer of any Covered Shares, or engage in any discussions or negotiations or cooperate in any way with any person with respect to any inquiries regarding, or the making of, any Competing Proposal or the Transfer of any Covered Shares; provided, that Grupo VM agrees that its sole recourse against Stockholder or any other holder of record of Covered Shares in the event of any breach of this Section 3(c) shall be injunctive relief and in no event shall Grupo VM be entitled to recover, or make any claim seeking the recovery of, monetary damages from Stockholder or any such holder of record.

(d) Section 3(c) shall not apply to any action taken by Stockholder in his capacity as a Representative of GSM to the extent such action would otherwise be permitted under Section 7.4 of the Business Combination Agreement.

4.   Certain Disclosures. Stockholder hereby (a) consents to and authorizes the publication and disclosure by Grupo VM, GSM and Holdco of Stockholder’s identity and holding of Covered Shares, and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement, and any other information that Grupo VM, GSM or Holdco reasonably determines to be necessary or desirable in any regulatory filing or other disclosure document in connection with the Transactions and (b) agrees as promptly as practicable to notify Grupo VM, GSM and Holdco of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document.

5.   Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Grupo VM as follows:

(a)  Title. Stockholder or its applicable affiliate is the sole record and beneficial owner of the shares of GSM Common Stock set forth on Schedule I (the “Disclosed Owned Shares”). Except as set forth on Schedule I, the Disclosed Owned Shares constitute all of the capital stock and other equity securities of GSM owned of record or beneficially by Stockholder and its affiliates on the date hereof. Stockholder or its applicable affiliate has sole voting power, sole power of disposition and sole power to issue instructions with respect to the matters set forth in Section 2 hereof and all other matters set forth in this Agreement, in each case with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

(b)  Authority. Stockholder has all necessary power and authority and legal capacity to execute, deliver and perform all of Stockholder’s obligations under this Agreement, and consummate the transactions contemplated hereby, and no other proceedings or actions on the part of Stockholder are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

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(c)  Due Execution and Delivery. This Agreement has been duly and validly executed and delivered by Stockholder and, assuming due authorization, execution and delivery hereof by Grupo VM, constitutes a legal, valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms. If Stockholder is married, and any of the Covered Shares constitute community property or spousal approval is otherwise necessary for this Agreement to be legal, binding and enforceable, this Agreement has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, Stockholder’s spouse, enforceable against Stockholder’s spouse in accordance with its terms.

(d)  No Filings; No Conflict or Default. Except for filings under the Exchange Act, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity or any other person is necessary for the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby and the compliance by Stockholder with the provisions hereof. None of the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof will (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, permit, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind, including any voting agreement, proxy arrangement, pledge agreement, shareholders agreement or voting trust, to which Stockholder is a party or by which Stockholder or any of Stockholder’s properties or assets may be bound, (ii) violate any judgment, order, writ, injunction, decree or award of any court, administrative agency or other Governmental Entity that is applicable to Stockholder or any of Stockholder’s properties or assets or (iii) constitute a violation by Stockholder of any law or regulation of any jurisdiction, in each case, except for any conflict, breach, default or violation described above which would not adversely affect the ability of Stockholder to perform its obligations hereunder or consummate the transactions contemplated hereby.

(e)  Receipt; Reliance. Stockholder has received and reviewed a copy of the Business Combination Agreement. Stockholder understands and acknowledges that Grupo VM is entering into the Business Combination Agreement in reliance upon Stockholder’s execution, delivery and performance of this Agreement.

6.   Termination. The term (the “Term”) of this Agreement shall commence on the date hereof and shall terminate upon the earliest of (a) the mutual agreement of Grupo VM and Stockholder, (b) the Effective Time, (c) if the Board of Directors of GSM has effected a GSM Adverse Recommendation Change pursuant to Sections 7.4(b) or 7.4(d) of the Business Combination Agreement, or (d) the termination of the Business Combination Agreement in accordance with its terms; provided that (i) nothing herein shall relieve any party hereto from liability for any Willful and Material Breach (as defined in Section 11.2 of the Business Combination Agreement) of this Agreement and (ii) this Section 6 and Section 8 shall survive any termination of this Agreement.

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7.   No Limitation. Nothing in this Agreement shall be construed to prohibit Stockholder from taking any action in his or her capacity as an officer or member of the Board of Directors of GSM, whether under the Business Combination Agreement or otherwise.

8.   Miscellaneous.

(a)  Entire Agreement. This Agreement (together with Schedule I) and the Business Combination Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein or therein, are not intended to confer upon any other person any rights or remedies hereunder or thereunder.

(b)  Further Assurance. At the other party’s reasonable request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby.

(c)  No Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

(d)  Amendments. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of Grupo VM and Stockholder.

(e)  Notice. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be given as follows:

If to Stockholder:

At the address, email address or and facsimile number set forth on Schedule I hereto.

Copy to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022-4834
Tel: (312) 876-7700
Fax: (312) 993-9767

Attention: Mark. D. Gerstein

   Bradley C. Faris

Email: mark.gerstein@lw.com

 bradley.faris @lw.com

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If to Grupo VM:

Torre Espacio

Paseo de la Castellana, 259 D

28046 Madrid (SPAIN)
Tel: +34 91 556 7347
Fax: +34 915 97 32 23
Attention: Javier López Madrid
Email: jlm@gvm.es

Copy to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue
Tel: (212) 474-1000
Fax: (212) 474-3700
Attention: Richard Hall
Email: rhall@cravath.com

or to such other address or facsimile number as the person to whom notice is given may have previously furnished to the other parties hereto in writing in the manner set forth above.

(f)  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(g)  Remedies. Except as provided in Section 3(c), no single or partial exercise of any right, power or remedy, or any abandonment or discontinuance of steps to enforce such right, power or remedy, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Except as provded in Section 3(c), all rights, powers and remedies of the parties provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative.

(h)  No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with such party’s obligations hereunder, shall not constitute a waiver by such party of such party’s right to exercise any such or other right, power or remedy or to demand such compliance.

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(i)  No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

(j)  Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(k)  Submission to Jurisdiction. Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in the Court of Chancery of the State of Delaware or, to the extent permitted by Law, in such federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any such court and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court. Each of the parties agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8(e). Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(l)  Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8(l).

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(m) Specific Performance. The parties hereto agree that Grupo VM would be irreparably damaged in the event that any of the provisions of this Agreement were not performed by Stockholder in accordance with their specific terms or were otherwise breached by Stockholder, and that Grupo VM would not have an adequate remedy at law for money damages in such event. It is accordingly agreed that Grupo VM shall be entitled, without posting any bond or other undertaking, to specific performance and injunctive and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which Grupo VM is entitled at law or in equity.

(n)  Interpretation. Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires, the singular number shall include the plural, and vice versa. As used in this Agreement, the words “include” and “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”. As used in this Agreement, references to a “party” or the “parties” are intended to refer to a party to this Agreement or the parties to this Agreement. Except as otherwise indicated, all references in this Agreement to “Sections” and “Schedules” are intended to refer to Sections and Schedules to this Agreement. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.

(o)  Counterparts; Delivery by Facsimile or Email. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement, and any amendments hereto, waivers hereof or consents or notifications hereunder, to the extent signed and delivered by facsimile or by email with scan attachment, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party, each other party shall re-execute original forms thereof and deliver them to all other parties. No party shall raise the use of facsimile or email to deliver a signature or the fact that any signature or contract was transmitted or communicated by facsimile or email with scan attachment as a defense to the formation of a legally binding contract, and each such party forever waives any such defense.

(p)  Expenses. Except as otherwise provided herein, each party hereto shall pay such party’s own expenses incurred in connection with this Agreement.

(q)  No Ownership Interest. Nothing contained in this Agreement shall be deemed, upon execution, to vest in Grupo VM any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to Stockholder, and Grupo VM shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of GSM or exercise any power or authority to direct Stockholder in the voting of any of the Covered Shares, except as otherwise provided herein.

[Signature page follows.]

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IN WITNESS WHEREOF, Grupo VM and Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

Grupo Villar Mir, S.A.U.

By:	/s/ Javier Lopez Madrid
Name:	Javier Lopez Madrid
Title:	Chief Executive Officer

/s/ Alan Kestenbaum
Name: Alan Kestenbaum

[Signature Page to AK Voting Agreement]

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SCHEDULE I

Name and Contact Information for Stockholder	Number of Shares of GSM Common Stock Beneficially Owned

Alan Kestenbaum 600 Brickell Ave, Suite 1500 Miami, FL 33131	8,778,810

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